Exhibit 99.1

Ventas, Inc. 10350 Ormsby Park Place, Suite 300 Louisville, Kentucky 40223 (502) 357•9000 (502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO or Richard A. Schweinhart Senior Vice President and CFO (502) 357-9000

VENTAS REPORTS FIRST QUARTER NORMALIZED FFO OF $40.7 MILLION

First Quarter Normalized FFO Per Share Rises 17 Percent to $0.48 Per Share

Provident Senior Living Trust Acquisition to Add 68 High-Quality Private-Pay Facilities

to Ventas Portfolio

LOUISVILLE, KY (April 28, 2005) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that first quarter 2005 normalized Funds from Operations (“FFO”) rose 19.7 percent to $40.7 million, compared with $34.0 million in the first quarter 2004. Normalized FFO per diluted share in the first quarter 2005 increased 17.1 percent to $0.48 from $0.41 per diluted share for the comparable 2004 period. In the first quarter ended March 31, 2005, the Company had 85.4 million weighted average diluted shares outstanding, compared to 82.8 million weighted average diluted shares outstanding a year earlier.

Results for the first quarter benefited from increased rent resulting from the Company’s accelerated investment activity and increased rent from its diversified portfolio of quality healthcare and senior housing assets.

“We are again delighted to report double-digit growth with the 17 percent increase in first quarter FFO,” Chairman, President and CEO Debra A. Cafaro said. “Emphasis on implementing our growth and diversification program was highlighted by the mid-April announcement of our $1.2 billion agreement to acquire Provident Senior Living Trust (“Provident”) which, combined with other recent acquisitions, will give us over 360 properties in 41 states. Our strategic goals remain directed at producing superior risk adjusted return for our shareholders in the short term and building value for the long term,” she added.

GAAP NET INCOME

Net income for the quarter ended March 31, 2005 was $27.6 million, or $0.32 per diluted share, compared with net income for the quarter ended March 31, 2004 of $23.3 million, or $0.28 per diluted share, after discontinued operations of $0.2 million.

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Ventas Reports First Quarter 2005

April 28, 2005

FIRST QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On April 12, Ventas said it would acquire all of the outstanding common shares of Provident, which owns 68 high-quality private-pay independent and assisted living facilities with 6,819 units, for $1.2 billion in cash and stock, representing an average price of $176,000 per unit. The acquisition of Provident should meet all of Ventas’s stated strategic goals of asset class diversification by increasing the Company’s private-pay facilities to about 41 percent of its annualized revenues, reducing its dependence on Kindred to 54 percent of annualized revenues and reducing skilled nursing facilities to 39 percent of its annualized revenues based on recording Provident straight-line rents. The acquisition is expected to add approximately $0.21 per share to Ventas’s 2006 FFO on the same basis and $0.05 per share to Funds Available for Distribution (“FAD”). The unlevered yield on the investment, inclusive of scheduled annual rent escalators, is expected to be 8.3 percent (GAAP) and the going-in cash yield on 2006 contractual rents is expected to be 7 percent. Successful completion of the Provident acquisition will require satisfaction of certain regulatory conditions and the affirmative vote of the holders of a majority of the Provident common shares. There can be no assurance that the merger will close or, if it does, when the closing will occur.

•	As previously reported, Ventas invested $49.0 million in healthcare and senior housing assets through February 28 of this year. The initial cash yield on these investments exceeds 9 percent. The investments consist of an acute care hospital, one assisted living facility, three medical office buildings and a first mortgage loan.

•	From March 1 through March 31, 2005, Ventas completed a $21.4 million purchase of a loan portfolio secured by assisted living facilities in seven states. This investment portfolio has a cash yield exceeding 9 percent.

•	Subsequent to March 31, 2005, Ventas purchased nine independent and assisted living facilities for an aggregate purchase price of $58.9 million, and made additional loans of $12.0 million, secured by two assisted living facilities. The initial cash yield on these investments exceeds 9 percent.

•	With these completed transactions, annualized rent from Kindred represents approximately 74 percent of the Company’s run rate total revenue, assuming a full first quarter effect of all closed 2005 acquisitions. Annualized revenue from market rate, non-government-reimbursed assets in the Company’s portfolio represents 19 percent of the Company’s annualized revenue on the same basis.

•	Assets leased to Kindred now represent 63 percent of the Company’s total real estate assets, measured on a gross book value basis.

•	As of March 31, 2005, Ventas’s enterprise value approximated $3.0 billion.

•	The Company maintained a strong balance sheet at March 31, 2005, with a first quarter pro forma annualized net debt-to-EBITDA ratio of 3.7 times.

•	Following the announcement of the Provident acquisition, Moody’s Investors Service affirmed Ventas’s Ba3 (positive) senior unsecured debt rating, and Standard and Poor’s Rating Services affirmed its BB (stable) rating on Ventas’s unsecured debt.

•	The 225 skilled nursing facilities and hospitals leased by the Company to Ventas’s principal tenant, Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”), produced EBITDAR to rent coverage of 1.9 times (after management fees) for the trailing twelve month period ended December 31, 2004 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this press release.

•

Ventas has a one-time right (the “Reset Right”) under each Kindred Master Lease (the “Kindred Master Leases”) to increase the base annual rent to a then fair market rental rate. This right is exercisable by notice given by Ventas between January 20, 2006 and July 19, 2007. Ventas currently intends to give its notice on January 20, 2006. If exercised, the rental increase, if any, would commence as early as July 19, 2006, and Ventas would pay a reset fee of up to $4.6 million. If the Reset Right is exercised, the annual rent escalations under the applicable Kindred Master Leases may be altered, depending on market conditions at the time. The Company believes that, based upon information currently available to it, reports of experts and current market conditions, if Ventas were currently entitled to, and did, exercise the Reset Right, the

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Ventas Reports First Quarter 2005

April 28, 2005

base rent under the Kindred Master Leases would increase by at least $35 million per year. However, the value of the Reset Right is dependent on a variety of factors and market conditions and is highly speculative, and there can be no assurances regarding the value of the Reset Right.

FIRST QUARTER 2005 RESULTS

Rental revenue for the quarter ended March 31, 2005 was $62.7 million, of which $48.7 million resulted from leases with Kindred. First quarter expenses totaled $36.4 million and included $13.3 million of depreciation expense and $17.2 million of interest expense. Combined general, administrative and professional fees totaled $5.0 million. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $0.6 million.

VENTAS UPDATES 2005 NORMALIZED FFO GUIDANCE

Excluding the impact of the Provident acquisition, Ventas expects 2005 normalized FFO to be between $1.94 and $1.96 per diluted share, updated from the previous guidance of $1.89 to $1.93 per diluted share. As previously stated in Ventas’s April 12 press release announcing the Provident acquisition, Ventas expects to issue updated normalized FFO guidance following the closing of that transaction. The Company’s normalized FFO guidance assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO guidance (and related GAAP earnings projections) excludes gains and losses on the sales of assets and the impact of future acquisitions (including the pending Provident merger), divestitures and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

The Company’s normalized FFO guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time to time update its publicly announced normalized FFO guidance, but it is not obligated to do so.

FIRST QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Friday, April 29, 2005, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust. At the date of this press release, Ventas owns 301 healthcare and senior housing assets in 40 states. Its properties include 41 hospitals, 201 skilled nursing facilities and 59 senior housing and other assets. More information about Ventas can be found on its website at http://www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions,

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Ventas Reports First Quarter 2005

April 28, 2005

growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of our spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, (p) risks associated with the Company’s proposed acquisition of Provident Senior Living Trust (“Provident”), including its ability to successfully complete the merger on the contemplated terms and to timely and fully realize expected revenues and cost savings therefrom; (q) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities; and (r) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports First Quarter 2005

April 28, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$153,851	$147,327
Building and improvements	1,401,609	1,364,884

	1,555,460	1,512,211
Accumulated depreciation	(467,285)	(454,110)

Net real estate property	1,088,175	1,058,101
Loans receivable, net	38,883	13,031

Net real estate investments	1,127,058	1,071,132
Cash and cash equivalents	1,779	3,365
Escrow deposits and restricted cash	17,764	25,710
Deferred financing costs, net	12,928	13,550
Notes receivable from employees	3,234	3,216
Other	11,435	9,962

Total assets	$1,174,198	$1,126,935

Liabilities and stockholders’ equity
Liabilities:
Senior Notes payable and other debt	$877,642	$843,178
Deferred revenue	12,298	12,887
Interest rate swap agreements	9,717	16,550
Accrued dividend	30,531	27,498
Accrued interest	18,871	8,743
Accounts payable and other accrued liabilities	28,015	27,461
Deferred income taxes	30,394	30,394

Total liabilities	1,007,468	966,711

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 85,223 and 85,131 shares issued at March 31, 2005 and December 31, 2004, respectively	21,306	21,283
Capital in excess of par value	210,216	208,903
Unearned compensation on restricted stock	(1,616)	(633)
Accumulated other comprehensive loss	(3,327)	(9,114)
Retained earnings (deficit)	(48,255)	(45,297)

	178,324	175,142
Treasury stock, 413 and 532 shares at March 31, 2005 and December 31, 2004, respectively	(11,594)	(14,918)
Total stockholders’ equity	166,730	160,224

Total liabilities and stockholders’ equity.	$1,174,198	$1,126,935

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Ventas Reports First Quarter 2005

April 28, 2005

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2005 and 2004

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Revenues:
Rental income	$62,739	$52,906
Interest income from loans receivable	652	756
Interest and other income	612	281

Total revenues	64,003	53,943

Expenses:
Property-level operating expenses	552	207
General, administrative and professional fees	5,020	4,224
Restricted stock amortization	420	385
Depreciation	13,266	10,807
Interest	17,172	15,229

Total expenses	36,430	30,852

Income before discontinued operations	27,573	23,091
Discontinued operations	—	184

Net income	$27,573	$23,275

Earnings per common share:
Basic:
Income before discontinued operations	$0.33	$0.28
Net income	$0.33	$0.28
Diluted:
Income before discontinued operations	$0.32	$0.28
Net income	$0.32	$0.28
Shares used in computing earnings per common share:
Basic	84,657	81,703
Diluted	85,400	82,760
Dividends declared per common share	$0.3600	$0.3250

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Ventas Reports First Quarter 2005

April 28, 2005

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2005 and 2004

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$27,573	$23,275
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation (including discontinued operations)	13,266	10,858
Amortization of deferred financing costs	890	1,022
Restricted stock amortization	420	385
Straight-lining of rental income	(880)	(278)
Amortization of deferred revenue	(636)	(627)
Other	(1,046)	(818)
Changes in operating assets and liabilities:
Decrease (increase) in escrows deposits and restricted cash	8,194	(3,607)
(Increase) decrease in other assets	(703)	474
Increase in accrued interest	10,128	8,704
Increase in accounts payable and accrued and other liabilities	859	297

Net cash provided by operating activities	58,065	39,685
Cash flows from investing activities:
Net investment in real estate property	(31,139)	(176,670)
Investment in loan receivable	(27,818)	—
Proceeds from loan receivable	997	55
Other	966	133

Net cash used in investing activities	(56,994)	(176,482)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	23,300	39,850
Repayment of debt	(1,145)	(789)
Issuance of common stock	2,255	51,672
Proceeds from stock option exercises	699	14,521
Cash distribution to stockholders	(27,498)	(48,838)
Other	(268)	—

Net cash (used in) provided by financing activities	(2,657)	56,416

Net decrease in cash and cash equivalents	(1,586)	(80,381)
Cash and cash equivalents at beginning of period	3,365	82,104

Cash and cash equivalents at end of period	$1,779	$1,723

Supplemental schedule of noncash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$12,110	$99,409
Escrow deposits and restricted cash	248	7,802
Other assets acquired	—	168
Debt assumed	12,309	102,739
Other liabilities	49	4,640

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Ventas Reports First Quarter 2005

April 28, 2005

Funds from Operations

FFO and normalized FFO for the three months ended March 31, 2005 and 2004 (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2005	2004
Net income	$27,573	$23,275
Adjustments:
Depreciation on real estate assets	13,175	10,722
Other items:
Discontinued operations:
Depreciation on real estate assets	—	51

FFO	40,748	34,048

Normalized FFO	$40,748	$34,048

Per diluted share:
Net income	$0.32	$0.28
Adjustments:
Depreciation on real estate assets	0.16	0.13
Other items:
Discontinued operations:
Depreciation on real estate assets	—	—

FFO	0.48	0.41

Normalized FFO	$0.48	$0.41

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO and Funds Available for Distribution (“FAD”) appropriate measures of performance of an equity REIT. The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FAD represents FFO excluding non-cash straight-line rental adjustments.

FFO and FAD presented herein are not necessarily comparable to FFO and FAD presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO and FAD should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is FFO or FAD necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO and FAD should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports First Quarter 2005

April 28, 2005

Projected FFO per diluted share for the year ending December 31, 2005:

The following table illustrates the Company’s projected FFO per diluted share guidance for the year ending December 31, 2005 excluding the pending Provident acquisition. Ventas expects to issue updated normalized FFO guidance following the closing of the Provident acquisition.

	GUIDANCE
	For the Year Ending December 31, 2005
Net income	$1.30	-	$1.32
Adjustments:
Depreciation on real estate assets	0.64	-	0.64

FFO	$1.94	-	$1.96

Normalized FFO	$1.94	-	$1.96

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Ventas Reports First Quarter 2005

April 28, 2005

Pro Forma Net Debt to EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s acquisitions and loan investments that were completed during the three months ended March 31, 2005, as if the transactions had consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three months ended March 31, 2005 (dollars in thousands):

	Three Months Ended March 31, 2005
Pro forma net income	$27,882
Add back:
Pro forma interest	17,620
Pro forma depreciation	13,427
Restricted stock amortization	420

Pro forma EBITDA	$59,349

Pro forma annualized EBITDA	$237,396

Debt	$877,642
Cash	(1,779)
Restricted cash pertaining to debt	(6,961)

Net debt	$868,902

Net debt to pro forma annualized EBITDA	3.7	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports First Quarter 2005

April 28, 2005

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of properties as of and for the three months ended March 31, 2005 (dollars in thousands):

	As of and For the Three Months Ended March 31, 2005
Portfolio by Type	# of Properties	# of Beds/ Units	Revenue	Percent of Total Revenues[1]	# of States
Healthcare properties:
Skilled nursing facilities	201	25,532	$35,773	55.9%	31
Hospitals	41	3,859	18,165	28.4	19
Senior housing facilities	31	3,801	7,804	12.2	14
Other facilities	19	122	997	1.5	5

Total	292	33,314	$62,739	98.0%	39

Other real estate investments:
Loans receivable	34	2,626	$652

[1]	The remainder of our total revenues is interest income from loans receivable and interest and other income.

Investment Activity

The following provides detail of the Company’s investment activity from January 1, 2005 to April 28, 2005 (dollars in millions):

Closing Date	Investment Type	Amount
*January 31, 2005	Senior housing facility	$10.3
*February 1, 2005	Acute care hospital and a medical office building	21.4
*February 9, 2005	Two medical office buildings	10.9
*February 25, 2005	First mortgage loan on one senior housing facility	6.4
March 11, 2005	Adjacent land parcel	0.7
March 31, 2005	Real estate loan portfolio on eight senior housing facilities	21.4
April 1, 2005	Eight senior housing facilities	48.8
April 14, 2005	Senior housing facility	10.1
April 15, 2005	First mortgage loan on two senior housing facilities	12.0

	Total	$142.0

*	These investments were previously announced in the Company’s press release on February 28, 2005.

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Ventas Reports First Quarter 2005

April 28, 2005

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM[1] EBITDARM Coverage[2]	TTM[1] EBITDAR Coverage[3]
1	3.0	2.3
2	2.8	2.2
3	2.3	1.6
4	2.1	1.5
5	1.9	1.4

Portfolio	2.5	1.9

[1]	Trailing Twelve Months EBITDARM and EBITDAR for the period ended December 31, 2004 (the latest available data provided by Kindred) to the Company’s Trailing Twelve Months cash rental revenue.

[2]	Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to services provided by Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended December 31, 2004 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

[3]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a five percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended December 31, 2004 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

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Ventas Reports First Quarter 2005

April 28, 2005

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities as of March 31, 2005 (in thousands):

2005	$3,757
2006	215,886
2007	64,328
2008	2,172
2009	206,605
Thereafter	384,894

Total	$877,642

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